Venture Capital for Tiny Technology

FELLOW SHAREHOLDERS:

Despite the current global sell-off in the financial markets that began in mid-February, are there straws in the wind of a possible revival of venture capital-backed initial public offerings (IPOs)? In recent days, both The Wall Street Journal and The New York Times have run front-page articles about speculative IPOs coming back, and Business 2.0 just published a similar article. Meanwhile, various panels, commissions and observers continue to urge reform of regulations that they see as lessening United States' competitiveness in IPOs.

IPO activity is important to Harris & Harris Group, as we are an early stage venture-capital firm investing in companies developing and selling products and services enabled by tiny technology, primarily nanotechnology. In 2006, early stage venture capital was an unfashionable investment theme for all but contrary thinkers. Venture-capital returns were suppressed by a paucity of U.S. IPOs, and there has yet to be a blockbuster IPO of a significant nanotechnology-enabled company.

As time goes by, and the commercialization of nanotechnology progresses, the question of if and when a wave of nanotech IPOs will begin becomes less and less about nanotechnology-enabled companies themselves and more and more about the IPO market itself. When our first nanotech investment, Nanophase Technologies, Inc. (Nasdaq: NANX), went public in late November 1997, it was not yet profitable, had recorded revenues in 1996 of approximately $596,000 and would record revenues for all of 1997 of approximately $3.7 million. By comparison, in 2006, 17 of our current portfolio companies (including two microtech companies) generated revenues in excess of Nanophase's revenues in 1996, the last full year before it went public. Moreover, in 2006, eight of our portfolio companies (including two microtech companies) generated total revenues in excess of Nanophase's revenues in 1997, the year in which it went public. Altogether, in 2006, our 27 tiny-technology portfolio companies generated aggregate revenues of approximately $158 million, of which over half was generated by one company. Three of our portfolio companies were profitable in 2006, including two tiny-tech companies.

With stagnant IPO activity, some venture-capital firms have become discouraged about the prospects for early stage investing. Some of the larger firms have abandoned early stage venture capital entirely for "private equity," the term currently used for buying control of mature companies. In short, since the stock market crash in 2000, early stage venture capital has once again become a business for patient investors, dedicated investment professionals and passionate entrepreneurs and inventors. In 2006, only 56 venture capital-backed IPOs went public, versus 250 in 1999 at the peak of the boom; and the median age of the few venture-backed companies that did manage to go public was eight years, versus three years in 1999. Our oldest nanotech holding, Nantero, has been in our portfolio for about five-and-a-half years.

One area of intense interest by investment banks seeking companies to take public is "cleantech" or "greentech," a term for innovations that are energy-efficient and environmentally friendly. Venture capital is piling into cleantech, and cleantech conferences are booming. However, if one looks closely, many companies that are considered to be cleantech are actually enabled by nanotechnology. In fact, certain of our portfolio companies, such as BridgeLux, Crystal IS, Nextreme, Solazyme, Innovalight and potentially SiOnyx are developing nanotechnology-enabled solutions to such problems as energy-efficient lighting, water purification, conversion of waste heat to electricity, generation of fuel from biologically derived sources and commercially competitive solar energy. Although it was a prerequisite for our investment that these companies are enabled by nanotechnology, it is equally legitimate for others to classify them as cleantech or greentech. Indeed, one of the institutional research firms that follows Harris & Harris Group classifies us in its greentech group.

The commitment by major corporations to nanotechnology appears constantly to be growing stronger. In 2006, funding of research and development in nanotechnology by corporations exceeded that of the federal government for the first time. We ourselves have been approached separately in recent months by representatives of two very large corporations in America and by a significant corporation in Europe to interact with them in various ways with regard to their respective nanotechnology strategies.

Importantly, we believe that some of the better nanotech venture-capital deals that we were shown in 2006 were among the most attractive that we have yet seen in terms of both quality and price. We think that we are in a buyer's market for good nanotech venture-capital deals.

In spite of our enthusiasm over what we perceive to be a buyer's market, we are ever mindful, as we have consistently tried to remind our shareholders to be, of the very real risks in our early stage venture-capital business. Write-offs have always been a by-product of our risk-seeking, rather than risk-averse, investment strategy. Recently, we have been affected by a heightened risk; inconstancy by venture-capital firms is perhaps a greater risk for co-investing venture-capital firms than at any time since 2001-2002. When even one member of a venture-capital syndicate fails to continue to fund a portfolio company, that portfolio company's development and funding can suddenly be disrupted as it becomes viewed as backed by a "weak syndicate." Moreover, because a potential change in direction is usually a closely guarded secret within a private venture-capital management firm, such changes tend to be sprung on their portfolio companies and venture-capital co-investors without warning.

Below please find two tables covering the period since 2001, when we began making initial investments exclusively in tiny technology, primarily in nanotechnology-enabled companies. The first table delineates the growth in our investment activity. The second table delineates our gross write-downs, excluding any offsetting write-ups, of our investments in privately held companies in each of those years, in both dollar terms and as a percentage of beginning-of-year net asset value. As our investments grow larger in size, it is logical to expect that our write-downs will also grow larger in size. Moreover, as time goes by, and a higher percentage of our assets have been invested for a longer period of time in venture-capital deals, it is inevitable that more losing investments will manifest themselves in our portfolio, probably leading in at least some years to a higher percentage of gross write-downs in relation to our net asset value than we experienced in 2006, when such write-downs as a percentage of our beginning-of-year net asset value were at an historically low level (3.57 percent) for us.

Growth in Our Investment Activity

	2001	2002	2003	2004	2005	2006

Total Incremental Investments	$489,999	$6,240,118	$3,812,600	$14,837,846	$16,251,339	$24,408,187
No. of New Investments	1	7	5	8	4	6
No. of Follow-On Investment Rounds	0	1	5	21	13	14
No. of Rounds Led	0	1	0	2	0	7
Average Dollar Amount - Initial	$489,999	$784,303	$437,156	$911,625	$1,575,000	$2,383,424
Average Dollar Amount - Follow- On	N/A	$750,000	$325,364	$359,278	$765,488	$721,974

Gross Write-Downs

	2001	2002	2003	2004	2005	2006

Net Asset Value, Beginning of Year	$31,833,475	$24,334,770	$27,256,046	$40,682,738	$74,744,799	$117,987,742
Gross Write- Downs During Year	$2,532,730	$5,400,005	$1,256,102	$5,711,229	$3,450,236	$4,211,323
Gross Write-Downs as a Percentage of Net Asset Value	7.96%	22.19%	4.61%	14.04%	4.62%	3.57%

In 2006, with shareholder approval, we switched from our previous cash-based profit-sharing plan for employees to an equity incentive plan (the "Stock Plan"). We made this change for four reasons. First, we had inherent barriers to matching the compensation offered by private venture-capital firms, our main competitors for deals and for deal-making employees. Because such private firms do not have the high regulatory and other expenses attendant to being publicly traded, they can afford to pay higher cash compensation than we can, in the form not only of salaries, but also bonuses. Even more important, they are able to pay 20 percent-plus of their net realized long-term capital gains to their employees in the form of long-term capital gains. By contrast, if we pay competitive salaries, because of our overhead associated with being public, we cannot also in the ordinary course of business afford to pay cash bonuses. Also, if we retain our after-tax earnings for reinvestment, as we are now doing, our employee profit sharing was reduced by the regulations to less than 13 percent of our net after-tax long-term capital gains. Moreover, our cash-based profit sharing had to be taxed as ordinary income. In addition, our private competitors can allow their employees to co-invest in deals, which our employees are forbidden to do by the regulations that come with our being a regulated, publicly held company. Our solution to this unsustainable compensation disadvantage in attracting and retaining high-quality employees was to switch to our Stock Plan.

Second, we want to generate and retain as much cash in the Company as possible for reinvestment in tiny technology -- all else being equal, the higher our reinvestment rate, the higher our net asset value per share growth rate. In 2005, the last year of our cash profit-sharing plan, we accrued $2,107,858 in cash expense for employee profit sharing. In 2006, the first year of our Stock Plan, we received $2,615,190 in cash from the exercise of employee stock options -- a net positive swing in cash flow for our Company from 2005 to 2006 from incentive compensation of $4,773,963. Moreover, in 2007 to date, our Company has received another $3,295,979 in cash from the exercise of employee stock options.

Third, we want our employees to increase their ownership in the Company, while allowing them to take out some cash from the exercise and sale of options if they want to do so, in recognition that we are not paying them cash bonuses. This aspect of the new equity incentive program is also working well. Pursuant to our stock option program, our Chairman and CEO has to date increased his and his wife's total net ownership of shares by 18,361 shares, from 1,050,893 to 1,069,254, retaining no cash for himself from the exercise and sale of options, but rather using all of the cash so generated to pay for the exercise of options and the taxes triggered by such exercise. Our other employees have also increased their net ownership of our stock by a total of 17,996 shares, from 1,465 to 19,461 shares, while retaining a total of $254,315 in cash for themselves from the exercise and sale of options.

Fourth, accruals for cash profit-sharing payments reduced our net asset value (NAV). Grants of stock options do not affect NAV (if and when options are exercised, NAV per share either increases or decreases depending on whether the exercise price is above or below NAV per share at the time of exercise).

In summary, to date, the Stock Plan has enabled our employees to increase their net ownership of our stock by 37,822 shares; take out $254,315 in cash for themselves; generate $5,911,169 in capital for the Company; and increase the Company's NAV per share. We recognize that if shareholders of publicly held companies are not expert at reading Form 4s recording the exercise and sale of employee stock options, in which the bulk of the proceeds of the sales may actually have been used to pay for the exercise of the options and the payment of the taxes triggered by such exercise, they may get the impression that employees are net sellers of stock, even if they are in fact accumulating stock.

Much of the theory and practice of making useful things through nanotechnology has to do with self assembly. We often think that our employees, directors and shareholders have self assembled into Harris & Harris Group to build what we intend will develop into an enduring venture-capital institution built on leadership in helping to commercialize tiny technology. We believe that our shareholders and their patient commitment are perhaps Harris & Harris Group's greatest competitive advantage, because they give us permanent capital to invest, thereby permitting us to make early stage investments in companies enabled by cutting-edge technology, particularly nanotechnology.

/s/ Charles E. Harris	/s/ Douglas W. Jamison

Charles E. Harris	Douglas W. Jamison
Chairman and Chief Executive Officer	President, Chief Operating Officer and
Managing Director	Chief Financial Officer
Managing Director

/s/ Daniel V. Leff	/s/ Alexei A. Andreev

Daniel V. Leff	Alexei A. Andreev
Executive Vice President	Executive Vice President
Managing Director	Managing Director

March 22, 2007

This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter. Please see the Company's Registration Statement on Form N-2 and Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission, for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, Harris & Harris Group, Inc.®, undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.